UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

ABL Amendment Agreement

On April 9, 2014, Kindred Healthcare, Inc. (“Kindred”) entered into a second amendment and restatement agreement (the “ABL Amendment Agreement”) among Kindred, the other credit parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “ABL Agent”), and the lenders party thereto. The ABL Amendment Agreement amends and restates the ABL Credit Agreement dated as of June 1, 2011, as amended by that certain Amendment No. 1 to the ABL Credit Agreement dated as of October 4, 2012 and as further amended and restated by that certain Amendment and Restatement Agreement dated as of August 21, 2013, among Kindred, the ABL Agent and the lenders party thereto (the “Prior ABL Facility”).

The ABL Amendment Agreement, among other items, (i) extends the maturity date of the Prior ABL Facility from June 1, 2018 to April 9, 2019, (ii) provides for the replacement of all revolving commitments outstanding under the Prior ABL Facility with new revolving commitments in the same principal amount, (iii) increases the amounts available for incremental commitments and (iv) amends certain provisions related to the incurrence of debt and liens and the making of acquisitions, investments and restricted payments.

The ABL Amendment Agreement also reduces the applicable interest rate margins for London Interbank Offered Rate (“LIBOR”) borrowings under the Prior ABL Facility from a range of 2.50% to 3.00% (depending on average daily excess availability) to a range of 2.00% to 2.50%. The applicable interest rate margins for base rate borrowings are also reduced from a range of 1.50% to 2.00% (depending on average daily excess availability) to a range from 1.00% to 1.50%.

Term Loan Amendment Agreement

Also on April 9, 2014, Kindred entered into a third amendment and restatement agreement (the “Term Loan Amendment Agreement”) among Kindred, the other credit parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Term Loan Agent”), and the lenders party thereto. The Term Loan Amendment Agreement amends and restates the Term Loan Credit Agreement dated as of June 1, 2011, as amended by that certain Incremental Amendment No. 1 to the Term Loan Credit Agreement dated as of October 4, 2012, as amended and restated by that certain Amendment and Restatement Agreement dated as of May 30, 2013 and as further amended and restated by that certain Second Amendment and Restatement Agreement dated as of August 21, 2013, among Kindred, the Term Loan Agent and the lenders party thereto (the “Prior Term Loan Facility”).

The Term Loan Amendment Agreement, among other items, (i) extends the maturity date of the Prior Term Loan Facility from June 1, 2018 to April 9, 2021, (ii) provides for the replacement of all term loans outstanding under the Prior Term Loan Facility with new term loans in a principal amount of $1 billion, (iii) reduces the interest rate margins applicable to the term loans, (iv) increases the available capacity for incremental term loans and (v) amends certain provisions related to the incurrence of debt and liens and the making of acquisitions, investments and restricted payments.

The Term Loan Amendment Agreement also reduces the applicable margin for LIBOR borrowings under the Prior Term Loan Facility from 3.25% to 3.00% and, with respect to base rate borrowings, from 2.25% to 2.00%.

Aside from the foregoing changes, the terms and conditions of the Prior ABL Facility and the Prior Term Loan Facility are each substantially similar to their respective terms and conditions before the effectiveness of the ABL Amendment Agreement and Term Loan Amendment Agreement, as applicable.

The descriptions of the ABL Amendment Agreement and the Term Loan Amendment Agreement are qualified by the full text of the ABL Amendment Agreement and the Term Loan Amendment Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Indenture and 6.375% Senior Notes due 2022

On April 9, 2014, Kindred completed a private placement of $500 million aggregate principal amount of 6.375% senior notes due 2022 (the “New Notes”). The New Notes were issued pursuant to the indenture, dated as of April 9, 2014 (the “New Indenture”), among Kindred, the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The New Notes bear interest at an annual rate equal to 6.375% and are senior unsecured obligations of Kindred and of the Guarantors, ranking pari passu with all of their respective existing and future senior unsubordinated indebtedness. The New Indenture contains certain restrictive covenants that will, among other things, limit Kindred’s and its restricted subsidiaries’ ability to incur, assume or guarantee additional indebtedness; pay dividends, make distributions or redeem or repurchase capital stock; restrict dividends, loans or asset transfers from its subsidiaries; sell or otherwise dispose of assets; and enter into transactions with affiliates. These covenants are subject to a number of limitations and exceptions. The New Indenture also contains customary events of default.

Under the terms of the New Notes, Kindred may pay dividends pursuant to specified exceptions or, if its consolidated coverage ratio (as defined) is at least 2.0 to 1.0, it may pay dividends in an amount equal to 50% of its consolidated net income (as defined) and 100% of the net cash proceeds from the issuance of capital stock. The making of certain other restricted payments or investments by Kindred or its restricted subsidiaries would reduce the amount available for the payment of dividends pursuant to the foregoing exception.

Registration Rights Agreement

On April 9, 2014, Kindred and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, on behalf of the initial purchasers of the New Notes.

Pursuant to the Registration Rights Agreement, Kindred and the Guarantors will (among other obligations) use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) a registration statement relating to an offer to exchange the New Notes for registered notes with substantially identical terms and consummate such offer within 365 days after the issuance of the New Notes. A “Registration Default” will occur if, among other things, Kindred and the Guarantors fail to comply with this requirement. If a Registration Default occurs, the annual interest rate of the New Notes will be increased by 0.25% per annum and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such increase exceed 1.00% per annum.

Certain Relationships

The joint lead arrangers and joint book runners, the syndication agent, the co-documentation agents and the administrative agent, certain lenders under the ABL Amendment Agreement and Term Loan Amendment Agreement, the Trustee of the New Indenture, the trustee of the Existing Indenture (as defined below) and the initial purchasers of the New Notes and their respective affiliates are full service financial institutions and have in the past engaged, and may in the future engage, in transactions with and perform services, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities, for Kindred and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as lenders and/or agents under, and as consideration therefore received customary fees and expenses in connection with, the ABL Amendment Agreement and Term Loan Amendment Agreement. Affiliates of certain of the initial purchasers of the New Notes, the Trustee of the New Indenture and the trustee of the Existing Indenture were lenders and/or agents under Kindred’s existing credit facilities and participated in other financing aspects relating to the ABL Amendment Agreement and Term Loan Amendment Agreement.

The descriptions of the ABL Amendment Agreement, the Term Loan Amendment Agreement, the New Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the ABL Amendment Agreement, the Term Loan Amendment Agreement, the New Indenture and the Registration Rights Agreement, which are attached hereto as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On April 9, 2014, an irrevocable notice of redemption of Kindred’s 8.25% senior notes due 2019 (the “Existing Notes”) was delivered to the holders thereof, calling for redemption of the entire outstanding $550 million aggregate principal amount of the Existing Notes on May 9, 2014 (the “Redemption Date”) pursuant to the terms of the indenture dated as of June 1, 2011 (the “Existing Indenture”), as supplemented and amended from time to time, among Kindred, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The redemption price for the Existing Notes to be redeemed (the “Redemption Price”) is equal to 100% of the principal amount of the Existing Notes plus accrued and unpaid interest on the Existing Notes to but excluding the Redemption Date plus the Applicable Premium as defined in the Existing Indenture. The Existing Indenture is filed as Exhibit 4.1 to Kindred’s Current Report on Form 8-K filed with the SEC on June 3, 2011.

On April 9, 2014, Kindred deposited an amount greater than or equal to the Redemption Price with the trustee for the Existing Notes, and provided the trustee with irrevocable instructions to apply the deposit to redeem the Existing Notes on the Redemption Date. Pursuant to these actions, the Existing Indenture was satisfied and discharged in accordance with its terms. As a result, Kindred and the guarantors party thereto have been released from their obligations with respect to the Existing Indenture and the Existing Notes, except with respect to those provisions of the Existing Indenture that by their terms survive the satisfaction and discharge.

The information set forth under Item 1.01 above under the heading “—Certain Relationships” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above regarding the ABL Amendment Agreement, the Term Loan Amendment Agreement and the New Indenture is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders

The information set forth under Item 1.01 above regarding working capital restrictions and other limitations upon the payment of dividends under the ABL Amendment Agreement, the Term Loan Amendment Agreement and the New Indenture is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

Incorporated by reference is a press release issued by Kindred on April 10, 2014, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture (including form of Note), dated as of April 9, 2014, among Kindred Healthcare, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement, dated as of April 9, 2014, among Kindred Healthcare, Inc., the Guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers.

10.1*	Second Amendment and Restatement Agreement dated as of April 9, 2014 to the Amended and Restated ABL Credit Agreement, by and among Kindred Healthcare, Inc., the other Credit Parties party thereto, the Consenting Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

10.2*	Third Amendment and Restatement Agreement dated as of April 9, 2014 to the Second Amended and Restated Term Loan Credit Agreement, by and among Kindred Healthcare, Inc., the other Credit Parties party thereto, the New Term Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

99.1	Press Release, dated April 10, 2014, issued by Kindred Healthcare, Inc.

*	Kindred will furnish supplementally to the SEC upon request a copy of any omitted exhibit or schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

April 14, 2014	By:	/s/ Joseph L. Landenwich
		Name:	Joseph L. Landenwich
		Title:	Co-General Counsel and Corporate Secretary